Green Brick Partners, Inc. 8-K

Exhibit 10.2

Effective Date July 30, 2015	$50,000,000.00

REVOLVING LINE OF CREDIT

For value received, GREEN BRICK PARTNERS, INC., a Delaware corporation (“Maker”), whose mailing address is 2805 North Dallas Parkway, Suite 400, Plano, Texas 75093, promises to pay to the order of Inwood National Bank, a national banking association (“Bank”), at 7621 Inwood Road, Dallas, Texas, 75209, or such other address as may be designated by Bank to Maker in writing, in lawful money of the United States of America, the stated principal amount of up to FIFTY MILLION AND 00/100 DOLLARS ($50,000,000.00), or so much thereof as shall be advanced by Bank from time to time hereunder to or for the benefit or account of Maker, together with interest on the unpaid balance thereof from the date of advancement until July 30, 2017 (“Maturity Date”), at a floating rate per annum equal to the rate announced by Bank of America, N.A., its successors and assigns, from time to time, as its “Prime Rate” (herein known as the “Index”). Adjustments due to changes in the Index are to be made on the effective date of any change in the Index. In no event shall the interest charged or paid hereunder exceed the highest maximum rate allowed by applicable law (“Highest Lawful Rate”). The Index is not necessarily the lowest rate charged by Bank on its loans and Maker understands that Bank may make loans based on other rates as well. If the Index becomes unavailable during the term of this note, Bank may designate a substitute index after notice to Maker. Bank will provide Maker with the current Index rate upon Maker’s request. Notwithstanding the foregoing, at no time shall the interest charged be less than four percent (4%) per annum, nor more than the lesser of eighteen percent (18%) per annum or the Highest Lawful Rate.

Maker may borrow, pay, and re-borrow, in one or more advances, on or before the Maturity Date, and in accordance with and subject to the terms and conditions contained herein and in the Loan Agreement (as hereafter defined), the principal amount of this note up to a maximum aggregate principal sum of $50,000,000.00. Advances shall be made hereunder on the condition that no Default or Event of Default (defined in the Loan Agreement) shall then exist and be continuing, and that all of Maker’s representations, warranties, and covenants contained herein, in the Loan Agreement, and the other Security Documents, shall be true, complete and correct in all material respects on the date of such request for an advance and on the date the advance is made. From time to time, Maker may submit to Bank an application for advance in form and content acceptable to Bank, requesting an advance hereunder for any reason stated in the Loan Agreement. Each application for advance shall be submitted by Maker to Bank a reasonable time (but not less than three [3] business days) prior to the date upon which the advance is desired by Maker.

Beginning on August 30, 2015, and continuing on the thirtieth (30th) day of each consecutive month thereafter until the Maturity Date, when the entire unpaid principal balance and accrued but unpaid interest shall be due and payable in full, interest on the unpaid principal amount shall be due and payable.

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Bank shall accept payments during regular operation hours of 9:00 a.m. to 3:00 p.m., Monday through Friday, except bank holidays. All other payments received will be credited as of the next business day or as otherwise permitted by law. Additionally, Maker agrees to pay a processing fee of $25.00 if any check delivered by Maker to Bank as payment on the loan described herein is dishonored.

Maker agrees that all payments of any obligation due hereunder shall be final, and if any such payment is recovered in any bankruptcy, insolvency or similar proceedings instituted by or against Maker, all obligations due hereunder shall be automatically reinstated in respect of the obligation as to which payment is so recovered.

Should Maker fail to make any payment, or part thereof, called for pursuant to this Note, the Loan Agreement, or any other documents or instruments relating to this loan, within ten (10) days after its due date, Bank may, at its sole option, assess, and Maker shall pay, to the extent permitted by applicable law, a late charge equal to three percent (3%) of the amount of the late payment, but only once for each such late payment. Maker acknowledges that Bank will incur additional expenses in handling the delinquent payment, the exact amount of which is difficult to ascertain, but that said late charge is a reasonable estimate of Bank’s expenses so incurred. Late charges shall be in addition to interest, but only if, and to the extent, permissible under applicable law.

All past due principal and interest, and any amount owed hereunder and under the Loan Agreement and any other documents or instruments relating to this loan, shall bear interest at the lesser of eighteen percent (18%) per annum or the Highest Lawful Rate from the date such principal or interest amount is due until paid. Unless otherwise specified below, interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days (including the first but excluding the last day) elapsed unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per annum basis of a year of 365 or 366 days, as the case may be.

Upon the failure of Maker to timely satisfy its payment of installment obligations set forth in this note, Bank shall give Maker written notice thereof and the opportunity to cure such event of default within ten (10) days from the date of the written notice from Bank. If Maker fails to cure such event of default within ten (10) days from the date of the written notice from Bank, then a default shall be deemed to have occurred and Bank shall have the right to exercise its remedies as provided herein and in the Loan Agreement. Nothing herein shall require Bank to provide Maker with notice and opportunity to cure payment of installment obligations set forth herein more than two (2) times in any twelve (12) month period.

A default, or event of default, shall be deemed to have occurred hereunder if an Event of Default occurs hereunder or under the Loan Agreement.

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Upon the occurrence of a default, or event of default, hereunder, and if such has not been cured within the designated period of time, if any, then the holder hereof may, at its option, do any one or more of the following: (a) declare the entire unpaid balance of principal of and accrued, unpaid interest upon this note to be immediately due and payable, (b) reduce any claim to judgment, (c) foreclose all liens and security interests securing payment thereof or any part thereof, and/or (d) without notice of default or demand, pursue and enforce any of Bank’s other rights and remedies provided in the Loan Agreement under or pursuant to any applicable laws or agreement. All rights and remedies of Bank shall be cumulative and concurrent and may be pursued singularly, successively, or together, at the sole discretion of Bank, and may be exercised as often as the occasion therefor shall arise. Failure by Bank to exercise any right or remedy upon the occurrence of an event of default shall not constitute a waiver of the right to exercise such right or remedy upon the occurrence of any subsequent event of default.

Except as otherwise provided herein or in the Loan Agreement, Maker hereby waives all notices of non-payment, demands for payment, presentments for payment, notices of intention to accelerate maturity, notices of actual acceleration of maturity, grace, protests, notices of protest, and any other demands or notices of any kind as to this note. Maker agrees that Bank’s acceptance of partial or delinquent payments, or failure of Bank to exercise any right or remedy contained herein or in any instrument given as security for the payment of this note shall not be a waiver of any obligation of Maker to Bank or constitute waiver of any similar default subsequently occurring. The holder of this note is entitled to the benefits and security provided in the Loan Documents.

If this note is not paid at maturity whether by acceleration or otherwise and is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in probate, bankruptcy, receivership, reorganization, arrangement, or other legal proceedings for collection hereof, Maker and each other liable party agree to pay Bank its reasonable, out-of-pocket collection costs, including a reasonable amount for attorneys’ fees, but in no event to exceed the maximum amount permitted by law. Maker and each other liable party are and shall be directly and primarily, jointly and severally, liable for the payment of all such collection costs called for hereunder, and Maker and each other liable party hereby expressly waive bringing of suit and diligence in taking any action to collect any sums owing hereon and in the handling of any security, and Maker and each other liable party hereby consent to and agree to remain liable hereon regardless of any renewals, extensions for any period, or rearrangements hereof, or any release or substitution of security hereof, in whole or in part, with or without notice, from time to time, before or after maturity.

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It is the intention of Maker and Bank to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary herein or in any agreement entered into in connection with or as security for this note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this note or under any of the other aforesaid agreements or otherwise in connection with this note shall under no circumstances exceed the maximum amount of non-usurious interest allowed by applicable law, and any excess shall be credited on this note by the holder hereof (or, to the extent that this note shall have been or would thereby be paid in full, refunded to Maker); and (ii) in the event that maturity of this note is accelerated by reason of an election by the holder hereof resulting from any default hereunder or otherwise, then such consideration that constitutes interest may never include more than the maximum amount of non-usurious interest allowed by applicable law, and excess interest, if any, provided for in this note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on this note (or, to the extent that this note shall have been or would thereby be paid in full, refunded to Maker).

Maker reserves the option of prepaying the principal of this note, in whole or in part, at any time after the date hereof without penalty. At the option of Bank, it may demand (at any time at or after prepayment) all accrued and unpaid interest with respect to the principal amount prepaid through the date of prepayment. All amounts of principal so prepaid and received by the owner and holder of this note shall be applied to the last maturing installments of this note in the inverse order of their maturity.

To the extent Chapter 303 of the Texas Finance Code, its successor statutes and amendments, and any other applicable Texas law, as then in effect (collectively, the “Statute”), are applicable, the “weekly ceiling” specified in the Statute, as selected by Bank, is the applicable ceiling. Bank may, in accordance with and to the extent permitted by applicable law, at its option and from time to time revise its election of the applicable “rate ceiling” as to current and future balances outstanding, and may use the “quarterly ceiling” or the “monthly ceiling” from time to time in effect, as such terms are defined in the Statute, or any other legally available “ceilings” as the Highest Lawful Rate. If the maximum amount as determined under any applicable federal law shall at any time exceed the maximum rate of interest as determined under applicable Texas law, then to the extent permitted by law, the applicable federal rate shall be deemed controlling for purposes of determining the maximum amount during such period of time. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulate certain revolving credit loan accounts and revolving triparty accounts) apply to the indebtedness evidenced hereby.

Whenever used, the singular number shall include the plural, and the plural number shall include the singular. All obligations of Maker that are contained herein shall be joint and several.

Notices or communications to be given under this note shall be given to the respective parties in writing as set forth in the Loan Agreement.

TIME IS OF THE ESSENCE of this note.

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This note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, termination or discharge is sought.

This note and all the covenants, promises, and agreements contained herein shall be binding upon Maker’s successors, assigns, heirs and personal representatives and inure to the benefit of Bank’s successors and assigns.

This note is secured, in part, by: (a) that certain Deed of Trust and Security Agreement to Gary L. Tipton, Trustee, for the benefit of Bank, against certain property in Denton County, Texas, dated of even date herewith, executed and delivered by JBGL Mustang, LLC, a Texas limited liability company and Maker to Bank (b) that certain Deed of Trust and Security Agreement to Gary L. Tipton, Trustee, for the benefit of Bank, against certain property in Collin County, Texas, dated of even date herewith, executed and delivered by JBGL Exchange, LLC, a Texas limited liability company and Maker to Bank (c) that certain Deed of Trust and Security Agreement to Gary L. Tipton, Trustee, for the benefit of Bank, against certain property in Collin County, Texas, dated of even date herewith, executed and delivered by JBGL Chateau, LLC, a Texas limited liability company and Maker to Bank and (d) that certain Deed to Secure Debt, Assignment of Rents and Leases, Security Agreement, and Fixture Filing, to Gary L. Tipton, Trustee, for the benefit of Bank, against certain property in Fulton County, Georgia, dated of even date herewith, executed and delivered by Johns Creek 206, LLC, a Georgia limited liability company, and Maker to Bank, to which reference is hereby made for a description of the mortgaged premises, the nature and extent of the security, and the rights of Bank in respect thereof.

The terms and conditions contained herein are subject to that certain Loan Agreement (“Loan Agreement”) of even date herewith, made by and among Maker, Bank, and other parties thereto, as more fully described and defined therein. All capitalized terms used but not defined in this note shall have the same meaning as used and defined in the Loan Agreement.

Maker acknowledges that Bank is not obligated to fund any principal amount in excess of $50,000,000.00 outstanding at any one time. ON THE MATURITY DATE, A SUBSTANTIAL BALLOON PAYMENT WILL BE DUE. BANK HAS NOT MADE ANY REPRESENTATIONS OR PROMISES TO MAKER, EXPRESSED OR IMPLIED, THAT BANK WILL EXTEND OR POSTPONE THE DUE DATE OF THIS NOTE OR PROVIDE MAKER WITH ANY OTHER LOAN OR ALTERNATIVE FINANCING WITH RESPECT TO ANY AMOUNTS DUE HEREUNDER.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE(S) ATTACHED HERETO.

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Executed effective as of the date first written above.

Maker:

Green Brick Partners, Inc.,
a Delaware corporation

By:	/s/ James R. Brickman
James R. Brickman
Chief Executive Officer

Lender:
INWOOD NATIONAL BANK

By:	/s/ Keil Strickland
Printed Name:	Keil Strickland
Title:	Senior Vice President

Promissory Note	Page 6